                                                                 Exhibit 3.8


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

                                      ****

      Intertec Publishing Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

      FIRST: That the Board of Directors of said corporation at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

            RESOLVED, that the Certificate of Incorporation of Intertec Publishing Corporation be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows: "The name of the corporation shall be PRIMEDIA Intertec Corporation."

      SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

      THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of sections 242 and 228 of the General Corporation Law of the State of Delaware.